FY 2013 Q3 Earnings Release Conference Call Transcript
March 21, 2013

This transcript is provided by NIKE, Inc. only for reference purposes. Information presented was current only as of the date of the conference call, and may have subsequently changed materially. NIKE, Inc. does not update or delete outdated information contained in this transcript, and disclaims any obligation to do so.

PRESENTATION

Operator: Good afternoon, everyone. Welcome to NIKE's fiscal 2013 third quarter conference call. For those who need to reference today's press release you'll find it at http://investors.nikeinc.com. Leading today's call is Kelley Hall, Vice President, Treasury and Investor Relations. Before I turn the call over to Ms. Hall, let me remind you that participants on this call will make forward-looking statements based on current expectations and those statements are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed in the reports filed with the SEC including forms 8-K, 10-K, and 10-Q.

Some forward-looking statements concern future orders that are not necessarily indicative of changes in total revenues for subsequent periods due to mix of futures and at-once orders, exchange rate fluctuations, order cancellations, discounts and returns which may vary significantly from quarter-to-quarter. In addition, it is important to remember a significant portion of NIKE, Inc.'s continuing operations including equipment; NIKE Golf, Converse, and Hurley are not included in these futures numbers.

Finally, participants may discuss non-GAAP financial measures, including references to wholesale equivalent sales. References to total wholesale equivalent sales are only intended to provide context as to the overall current market footprint of the brands owned by NIKE, Inc. and should not be relied upon as a financial measure of actual results. Participants may also make references to other non-public financial and statistical information and non-GAAP financial measures. Discussion of non-public financial and statistical information and presentations of comparable GAAP measures and quantitative reconciliations can be found at Nike’s website, http://investors.nikeinc.com.

Now I would like to turn the call over to Kelley Hall, Vice President, Treasury and Investor Relations.

Kelley Hall, Vice President, Treasury and Investor Relations: Thank you operator. Hello everyone and thank you for joining us today to discuss Nike's fiscal 2013 third quarter results.
As the operator indicated, participants on today's call may discuss non-GAAP financial measures. You will find the appropriate reconciliations in our press release which was issued about an hour ago, and at our website: http://investors.nikeinc.com.

Joining us on today's call will be NIKE, Inc. President and CEO Mark Parker, followed by Charlie Denson, President of the NIKE Brand, and finally you will hear from our Chief Financial Officer, Don Blair, who will give you an in depth review of our financial results.

Following their prepared remarks, we will take your questions. We would like to allow as many of you to ask questions as possible in our allotted time. So, we would appreciate you limiting your initial questions to two. In the event you have additional questions that are not covered by others, please feel free to re-queue and we will do our best to come back to you. Thanks for your cooperation on this.

I’ll now turn the call over to NIKE, Inc. President and CEO Mark Parker.

Mark Parker, President & Chief Executive Officer, NIKE, Inc.: Thanks, Kelley.

I feel good about Q3, another very strong quarter for NIKE. Our results show the power of our strategy to manage the pace and the quality of growth. NIKE, Inc. third-quarter revenues were up 9% on a reported basis and up 10% on a currency neutral basis. That growth was well balanced across most of our brands, key categories and geographies. Gross margin grew 30 basis points vs. prior year, better than projected. And diluted Earnings Per Share outpaced revenue growth, up 20% to $0.73.

Those are outstanding results that illustrate the value of having deep and genuine connections to athletes. We learn from them. They inspire us. And our results show that consumers continue to see the value of products that deliver innovation and iconic style, which is at the heart of what we do at NIKE. This focus on delivering consumer-right products and services has helped us continue to drive growth even in uncertain economic times.

We have a powerful portfolio of businesses and resources. And we manage every piece of our business individually and as a collective.

We know that not all areas of the business will grow at the same pace or at the same time. What we’re able to do is leverage the strongest parts of the business to fund investments in long-term growth across the portfolio. We also focus on managing the levers of the profit equation; balancing revenue growth, gross margin expansion and cost. Our goal is to deliver consistent, profitable growth at the NIKE, Inc. level, even though there will be variability in the individual components. That is the nature of a globally diverse business. My leadership team and I remain laser focused on managing the portfolio to capture the opportunities it creates. This was on full display in Q3.

The NIKE Brand continues to expand the market and gain share in North America. Incredible performance from our biggest sport businesses across almost the entire Category Offense.
In China, we’re seeing progress against our strategy to reset the marketplace but we still have more to do before we can capture its long-term growth potential.

In Europe, we are still in the early stages of implementing the Category Offense. Not every country will grow at the same pace. But there is good momentum for NIKE in Germany, the UK and in the developing markets of Central and Eastern Europe. I continue to see tremendous potential for growth in Europe long-term. And Converse is connecting with young people on a local level around the world, delivering 12% growth in Q3. As you know, over the last two years we converted to owned-distribution in the UK and China. We’re seeing strong results for Converse in both those markets as we take more control of our brand, distribution and product assortment.

If you know me at all, and most of you do, you know that my roots are in design and I’m an unabashed product geek. So I want to share a small glimpse, just a sample of what we delivered in Q3 and what you can expect going forward.

NIKE FlyKnit is a technology that created a lot of excitement right out of the gate with athletes and consumers. We’re already broadening its base across categories. And we’re blending it with other technologies to achieve new levels of performance like you see in the NIKE FlyKnit Lunar 1+ running shoe. At the same time we’re able to reduce our environmental footprint, tremendous potential in NIKE FlyKnit for near- and long-term impact across the company. The Mercurial Vapor 9 football boot is the latest iteration in a franchise we started 15 years ago. Today, like then, it’s the lightest, fastest and most ambitious boot design we’ve ever done.

We advanced three of the most successful shoe franchises in history. The Air Jordan 28 delivered iconic style and new plate technology. We added five new styles to the Air Force 1 family. And the Air Max 2013 shoe signaled a re-emergence for NIKE Air as the standard in impact protection.

We even used a 3D printer to create a state of the art cleated outsole that was used in competition at the NFL Combine, where 7 of the 10 fastest times were run in that cleat. Unbelievable. Footwear is really wide open at NIKE and so is Apparel. Our NIKE Pro and Pro Combat base layer and protection products are the most innovative in the industry. NIKE Sphere, Dri FIT Knit, HyperWarm and HyperCool are game changers in athletic apparel. We’re ramping up our investments in Apparel performance innovation, and it’s paying off in the marketplace.

In short, we’re flowing amazing products, services and experiences through the innovation pipeline. That’s always been my top priority as CEO, and it’s the source of NIKE’s consistent growth over the long term.

Looking ahead, there are some amazing opportunities for NIKE. I’ll highlight three. First, let’s look at digital technology. As I’ve said before, it’s really an amplifier of what NIKE does and helps dimensionalize the business in three important ways, digitally enabled products and services, digital brand connections and e-commerce. And we’re executing on those opportunities right now.

In the longer term, digital at NIKE is really a catalyst for innovation. It’s a currency we use to invest and grow the business, the same way NIKE Fuel points is the currency of movement we use to inspire athletes.

More immediately, digital helps us realize our vision for e-commerce. In Q3 our online business grew 33% – outpacing the growth in our total DTC business and for total NIKE, Inc. We’ve delivered strong double-digit results in our e-commerce business every quarter for the last 5 years.

That said, I’m not satisfied. Right now e-commerce is a relatively small portion of our total revenue. There’s a pretty big gap between where e-commerce is today and where we can take it. So we’re driving more innovation into the shopping experience, elevating the level of service and expanding customization online. At the same time we’re simplifying the user experience making it easier to find and buy our products. I can assure you given the size of the opportunity; everyone on the leadership team shares my sense of urgency around e-commerce.

Second, let’s look at Brazil. A place we have been doing business in for the past 20 years. I was there just last week, in Rio and Sao Paulo, and the excitement is obvious; incredible pride and anticipation ahead of World Cup next year and the Olympics in 2016. I’m really looking forward to working with those athletes, teams and federations. These events are special in the world, and they serve as inspiration points to push the boundaries of what’s possible in innovation they bring out the best in us at NIKE, always have, always will.

And that brings me to my final thought, something not typically discussed on our earnings call and that’s serving human potential. I was in Chicago recently with First Lady Michelle Obama to help launch Let’s Move Active Schools. NIKE is pledging $50M as part of our ongoing commitment to broadening access to sports and helping reverse the crisis of physical inactivity for kids.

I mention it for a couple of reasons. First, it’s a personal commitment, and I want to do whatever I can to support it – to raise awareness and serve as a catalyst for others to get involved in this important issue.

Second, it speaks to the core of who we are as a company. Our mission statement focuses on innovation and inspiration, because that’s how we help athletes realize their full potential. We also take an important cue from our co-founder Bill Bowerman who said, “If you have a body, you are an athlete.” It’s a statement of inclusion – and it’s a rejection of limits – whether they’re self-imposed or put on us by others. And I believe that physical activity is an incredibly powerful way to help people overcome those limits and live a stronger, fuller life.

As we move through Q4, I’m inspired by the work we’re doing at NIKE. The management team and the people they lead truly are the best in the industry. That’s good, because the changes we’re seeing in the world are fast and massive. So are the opportunities. That’s why I’m so glad to be at NIKE, and so confident about our future.

Thanks. Now here’s Charlie.

Charlie Denson, President, NIKE Brand: Thanks, Mark.

My focus today is on one of the biggest strengths of the NIKE Brand - specifically the Category Offense and how it drives growth across products and in our key markets. You saw that reflected in our financial results for the quarter:

On a constant-currency basis; NIKE Brand global revenue was up 10%. We saw growth across most key categories and geographies. NIKE Brand DTC revenue increased 23%, driven by 12% comp store growth and a strong increase of online sales of 33%. Footwear grew at 9% and Apparel grew at 8%. Global Futures were up 7%.

There’s a common story inside these results and across every category in the NIKE Brand.

First, there are huge opportunities for NIKE to grow. And second, we get after that growth in three very specific ways; innovative product; strong consumer connections; and premium distribution. These are the three pillars to our growth strategy. And we leverage them in every NIKE Brand category and market throughout our diverse portfolio of businesses. I highlight this on every call because it’s critical to our success.

One of the most exciting parts of our business is Running. In Q3 Running revenue grew double digits for the 13th quarter in a row; and the Futures are up double digits in nearly every geography. We’re on a roll, but the question people ask is, can we keep it up? We think the simple answer is yes. And here’s why I’m confident about that. Two main reasons: Running participation continues to grow around the world. And we continue to develop and introduce new and compelling product.

Let’s start with NIKE Free and Lunar, unique technology platforms that resonate with runners around the world. Then there’s NIKE Flyknit, we’re just getting started, less labor, virtually no waste. As we scale and expand our offerings, it adds a new dimension for Running, and potential to expand to additional categories. Next the Air Max 2013, it demonstrates the tremendous potential of the Air Max franchise and NIKE Air cushioning. And we are designing and engineering both to take cushioning to a completely new level, which will energize NIKE Air across all categories.

And that’s just Footwear. Running apparel is growing at a similar rate, driven by our Dri-FIT technology and premium apparel styles, which has been one of the fastest growing segments for the overall Running category. We also continue to see very strong results in our Women’s Running business as well.

The final piece that gives us confidence that running will continue to grow is our complementary position with Sportswear. For most avid runners it’s more than just an activity, it's a lifestyle, and we have the breadth and depth of innovation to serve their every need and to grow this business going forward. Bottom line, Running is not a trend at NIKE. It’s a commitment. And when we help runners compete, train and express, we win.

Let’s go to Basketball. Another strong business for us and growing bigger and more global every day. We see a ton of potential in Basketball. And where we see potential, that’s where we invest.  Over the last decade we’ve been getting to know some special athletes. It started in 2003 when we signed Kobe Bryant, LeBron James and Carmelo Anthony. We thought it could be the early beginnings of a resurgence in Basketball.

Then came something we hadn’t seen since the game-changing era of Michael Jordan, Charles Barkley and Scottie Pippen in the 90’s; we added the talents of Kevin Durant, Chris Paul, Blake Griffin and Russell Westbrook to the NIKE team, a pretty special group! Now as we watch this group move into their prime, basketball is again one of the most compelling sports around the world. Their time has come, and we’re in a great position to take advantage of it.

We saw it in London with the Men’s and Women’s USA Teams taking gold. We’re witnessing greatness as LeBron and the Miami Heat push the limits of records that have stood for decades. And as we speak, March Madness is shifting into high gear. And all of it setting viewership records worldwide, not just here in the USA.

Our marquee styles from Kobe, LeBron and Kevin Durant sell thru faster than ever. We feel great about our ability to expand our success with additional sportswear business in both Footwear and Apparel. And in the Jordan Brand, we’re getting even more aggressive on the performance side of the business. In a game full of icons, there is no stronger 1-2 punch than NIKE Basketball and the Jordan Brand. Needless to say, we are very excited about the future of our Basketball business.

Just like we leverage the diversity of our key categories, we also leverage market opportunity in our geographic portfolio. Mark mentioned Western Europe. That landscape remains uneven, but we saw strong growth in the quarter, with revenues up 8%. The northern territories are showing some real energy. But the south, specifically Italy and Iberia, will take longer to gain their footing as economic challenges remain. That said, we continue to see tremendous growth potential for Western Europe long-term, and our efforts so far in transforming the marketplace to align with the Category Offense are proving that out.

Our Emerging Markets continue to increase revenue and expand opportunity, delivering 8% currency neutral revenue growth in the quarter. Great potential for continued growth in this geography, as you can see by our Futures, up 16%. Mark mentioned Brazil, which I am especially excited about as we gear up for the World Cup, which is now just 15 months away!

Of course, our biggest geography is North America. In Q3 North America delivered another powerful quarter. Revenue’s up 18%. NIKE’s performance in this market continues to outperform expectations. How big can this market get? I guess that’s a good question, but it’s not the one we ask. We focus on building healthy, sustainable and profitable businesses, and we do that by investing where the greatest growth opportunities exist.

North America is a big business for us, we talk about it as one business, but in reality it’s a portfolio of businesses. And we look at every part of the business as a leverage opportunity to grow the NIKE Brand. I think the biggest strength of our North America business is our ability to run a “complete offense.” We drive very strong performance in our Running, Basketball and Men’s Training categories, and that’s something we feel good about. I’m equally confident in areas where we have even more room to run - Women’s Training, Sportswear, Digital products and services, Apparel, and E-commerce. They all represent material growth opportunities for the Brand. It’s a pretty impressive portfolio. It gives us great flexibility and adaptability to serve consumer demand and address a very competitive marketplace.

And we still see opportunities to continue to transform the marketplace along the lines of the Category Offense. The NIKE Brand is stronger and more relevant than ever before in North America – and growing. Our distribution continues to get deeper, more targeted and more productive. I have tremendous confidence in these fundamentals. They continue to make North America a great opportunity for NIKE, and they’re a blueprint for growth around the world.

Next up, let me talk about China. On the last call we talked about our strategy for China – how we’re continuing to adapt and elevate our apparel products, investing in brand connections with consumers, and improving productivity at retail. This strategy represents a comprehensive and balanced approach to resetting this important market.

Near-term, we’re continuing to focus on aggressively clearing inventory from the marketplace. In Q3 we’ve introduced improved merchandising assortments in our DTC doors, delivering mid-teens comp store sales growth. Our wholesale partners continue to report they are seeing positive comp store growth as well. And in those partner doors where we have transformed spaces to align with our Category Offense, we are seeing comp store results that significantly outpace the rest of the fleet.

While we continue to see progress, we still have work to do to clean up the market. At the same time, we’re taking a harder look at our supply into the China market. This means re-phasing product flow and closely managing cancellations and at-once orders to more tightly control the volume of product going into the market. As a result of these efforts, reported revenues for China will look different than our Q3 Futures would indicate.

As we work to manage inventory, we also continue to focus on improving productivity and sell-through, which are at the core of sustainable growth long-term. Specifically, we’ll continue transforming doors to align with the Category Offense and increase focus on product assortments that are deeper in fewer categories. Most importantly, we continue to invest in our brand and our relationship with the Chinese consumer.

All of these efforts are going to take some time. And so we’re being aggressive where we can, and patient where we must. Our purpose, and our opportunity, is to create a strong pull market. We do that by being the most exciting and relevant brand, the creator of the most important innovation, and a source for the most exciting retail. China is an important part of NIKE’s long-term growth goals. That’s why we’re not taking any shortcuts in China. We’ll take the time to do it right.

So, in all; Q3 was a very strong quarter for the NIKE Brand. But as you know, we don’t focus on one quarter or category or event. We will always stay focused on building the Brand and the business for the long term, and taking advantage of our biggest opportunities for the short term. Everybody at NIKE knows the goals and the strategy. And we’re all working together to get better, stronger, and more profitable in every dimension of the business. That’s why we’re so confident about the future.

Thanks. Now here’s Don.

Don Blair, Vice President & Chief Financial Officer: Thanks, Charlie.

I’d like to start by outlining three characteristics of NIKE that we believe underpin our valuation. First, our track record of delivering consistent growth in revenue, earnings and cash returns to shareholders; second, our long-term growth opportunities and our proven ability to realize them; and third, the diversification, discipline and financial strength to effectively manage risk. Our third quarter results vividly illustrate each of these characteristics.

In Q3, we delivered strong growth. Revenue grew 9%, up 10% on a currency neutral basis, while Earnings per Share for the quarter grew 20%. Our Return on Invested Capital expanded to 23% and for the quarter, we returned over $400M to shareholders in the form of share repurchases and dividends.

At the same time, we continue to strengthen our long-term growth prospects by deepening our connections with consumers along each of the dimensions of our business – brands, categories, geographies and product types – enabling us to grow even in highly penetrated segments. As both Mark and Charlie described, we delivered an unprecedented level of innovation to the market in Q3 and consumers are responding.

Finally, Q3 demonstrated our capacity to manage risk. As Mark indicated, our goal is delivering sustainable, profitable growth. That requires continuous adjustment to changes in the global economy and business environment. We do this by leveraging the strongest parts of our portfolio to fund investments in others. We do it by managing all of our financial levers to deliver near term profitability and invest for the future. And we do it by maintaining financial discipline and a strong balance sheet to provide flexibility in a volatile environment.

With that introduction, I’ll recap Q3 results for our continuing operations.

Third quarter Revenue for NIKE, Inc. and the NIKE Brand grew 10% on a currency neutral basis, while our Other Businesses grew 9%.

On a reported basis, Futures grew 6%. Excluding the impact of currency changes, Futures advanced 7%, driven by 4% growth in units and a 3 point increase in average price. Currency neutral Futures were higher for all geographies except Western Europe, which fell 5% versus a strong prior year driven by the Euro Champs and Olympics. Futures for Greater China were up 3%, reflecting the timing of Fall orders and strong growth in Taiwan and Hong Kong; Futures for mainland China were flat. As I’ll discuss in a moment, we do not believe Greater China Futures orders are indicative of the revenue growth we expect to realize for this geography in Q4.

Third quarter Diluted EPS grew 20% to 73¢, driven by strong revenue growth and gross margin expansion, as well as a lower tax rate and share count.

Q3 Gross Margin increased 30 basis points versus last year as higher prices and easing raw material costs more than offset the impact of labor cost inflation, higher discounts, FX headwinds and shifts in our business mix to lower margin geographies.

Gross margin for the quarter was better than we anticipated as a shift in mix to higher margin products more than offset higher discounts and reserves in China.

Demand Creation grew 5% for the quarter, below the rate of revenue growth due largely to the timing of spending across quarters, particularly Q1 investments focused on the Euro Champs, Olympics and NFL launch.

Operating Overhead grew 11% for the quarter due to growth in our higher gross margin / higher cost DTC business, as well as continued investments to support our innovation and growth initiatives.

The Effective Tax Rate for Q3 was 22.8%, compared to 27.7% in Q3 of last year. The decrease is largely due to a lower effective tax rate for foreign operations and the retroactive reinstatement of the U.S. R&D tax credit, which provided a one-time benefit of 2¢ per share. For Q4 and the full year, we expect an Effective Tax Rate of about 25.5%.

Q3 Inventories for NIKE, Inc. and the NIKE Brand grew 4% versus last year, well below the rate of revenue and Futures growth. Overall inventory levels are healthy, as the proportion of closeouts is roughly in line with the prior year. Our main area of focus for inventory management continues to be China, as we take action to balance supply and demand at retail.

Our Balance Sheet continues to be strong, with $4B of cash and short-term investments on the books at quarter-end.

Now let’s take a look at our performance by segment, starting with China:

Q3 Revenue for Greater China declined 10% on a constant currency basis and fell 9% on a reported basis; EBIT decreased 20%. We’re continuing to take decisive actions to re-establish a pull market in China, and our Q3 results reflect the impact of those actions as both revenue and gross margin were below the prior year.

As Charlie indicated, we’re seeing some early signs that our strategies are taking hold. While we’re making progress, we’re not done and will continue to work with our retailers to right-size inventory, accelerate sell through and improve retail productivity. Consistent with our accounting policies, we’ve made provision for expected returns and discounts in our Q3 results. And we’ll be tightening the amount of product we ship into the market over the next few quarters. As a result, we expect Q4 reported revenues for Greater China will be lower than the Futures orders would indicate.

On our last conference call, we said we expected repositioning our business would take time and that revenues and EBIT for Greater China would be below prior year levels for a few quarters. That’s still our expectation, and the NIKE, Inc. guidance I give in a moment will include our most current thinking.

At NIKE we’re laser focused on driving growth that is brand accretive, sustainable and profitable. We’re absolutely confident we’re taking the right actions to extend our brand leadership in China and return our business to growth.

At the other end of the scale is North America, where Q3 revenue grew 18% on both a reported and currency neutral basis. Footwear revenue increased 15% and Apparel revenue grew 22%. Strong growth in Basketball, Men’s Training, Running and Sportswear fueled the increase. Direct to Consumer revenue grew 19%, driven by 12% comp store sales growth.

Q3 EBIT for North America grew 24%, as revenue growth, gross margin expansion and SG&A leverage all contributed to increased profitability.

In Western Europe, Q3 revenue increased 8% on both a reported and currency neutral basis. Wholesale revenue grew in all territories except Italy and Iberia, where currency neutral revenues declined 17 and 29% respectively. DTC revenue grew 24%, driven by strong comp store growth in both in-line and factory stores. On a category basis, growth in Western Europe was led by Running and Basketball, which both grew double-digits for the fourth quarter in a row and Sportswear, which posted high single-digit growth.

Q3 EBIT for Western Europe grew 19%, driven by revenue growth, higher gross margin and SG&A leverage.

In Central and Eastern Europe, revenue increased 13% on a currency-neutral basis, powered by particularly strong results in Russia and Turkey. Revenues were higher in nearly every key category, led by Running, Women’s Training, Sportswear and Football.

On a reported basis, revenue for CEE grew 16% and EBIT increased 18%, driven by revenue growth and gross margin expansion.

Results in Japan continue to be mixed. Q3 revenue fell 6% on a currency neutral basis, largely as a result of steps we’re taking to segment the market and significantly lower closeout sales, but currency neutral Futures grew 5%.

Although reported revenue for Japan decreased 13%, reflecting the weaker Yen, EBIT was flat, driven by gross margin expansion.

Our Emerging Markets geography delivered solid growth in Q3, as revenue grew 8% on a currency-neutral basis. Growth was broad-based, as revenues were up in every category except Sportswear and nearly every territory grew. Our Q3 results in Korea and Argentina were somewhat weaker than the rest of the geography, due in part to macroeconomic conditions in those markets. Nevertheless, currency neutral Futures grew 16%, indicating continued strength in this geography.

On a reported basis, Q3 revenue for the Emerging Markets grew 6%, while EBIT grew 3%, as gross margin expansion was more than offset by increased investments in SG&A.

Third quarter revenues for our Other Businesses increased 9% on both a reported and currency neutral basis, driven by growth at Converse and NIKE Golf. EBIT for the group increased 23%, driven by revenue growth and improved gross margins for all three businesses.

Looking forward, our expectations for Fiscal 2013 remain largely unchanged but our guidance reflects updated expectations for China and the phasing of growth across Q3 and Q4.

For Revenue, we continue to expect full year reported revenue to grow at a mid-to-high single digit rate. For Q4, we expect reported revenue to grow at a mid-single digit rate, as we anniversary strong revenues in last year’s Q4, which benefitted from the Euro Champs, Olympics and NFL launch.

For Gross Margin, we continue to expect Fiscal 2013 will be roughly in line with the prior year. For Q4, we now expect expansion of approximately 50 basis points, reflecting updated projections for product mix as well as discounts and reserves in China.

We continue to expect full year SG&A to grow at a high-single to low-double-digit rate, reflecting mid-single-digit growth in Q4 as we anniversary heavy Demand Creation investments in last year’s fourth quarter.

While we haven’t yet completed our planning for FY14, we can provide some initial thoughts.

Given the strength of our brands and the innovations we’ll be bringing to consumers, we expect to see full year revenue growth at or slightly above our high-single-digit target range and EPS growth approaching our long-term mid-teens target.

We’ll provide more visibility to our FY14 expectations when we report our year-end results in June.

As always, we’re focused on managing our portfolio and our financial model to deliver profitable growth and shareholder returns in the near term, investing to realize our future potential and managing risk in a volatile environment. The strength of our brand and our businesses puts us on track to finish a strong Fiscal 2013 and positions us well for continued profitable growth in Fiscal 2014 and beyond.

We’re now ready to take your questions.

QUESTION AND ANSWER SECTION

Operator: (Operator Instructions). Robert S. Drbul, Barclays Capital

<Q – Robert Drbul>: I guess the 2 questions that I have, the first one, can you elaborate a little bit more just sort of how out of whack you feel like the China market is with the supply demand and sort of how much more work you really have on the inventory side? And the second one just quickly is on Western Europe, like the Footwear business, which was very, very strong this quarter. Just elaborate a little bit more on the Running about what's driving those businesses right now?

<A – Charlie Denson>: Bob, this is Charlie. I'll take the China one first. I don't know if I'd categorize it as out of whack, but I think what we see in China is just a -- it's a -- it's still a very robust marketplace. We still believe in it long-term, and it's a matter of cleaning up some of the inventory that we have in there, and then moderating the flow that's going in. So that we're pulling it out and pushing it in at the right pace to get us back to that pull market. I'll just go back to the 3 things that we're really focused on, and that's continuously building a great brand that we can obviously use as a launching pad for the future. It's going to be grounded in performance, and we're going to have a premium position in the marketplace. The second would be just the products. Some of the product issues that we've talked about, primarily in apparel, with some of the fit issues. We feel like we're starting to get some of that addressed. And some of the new product is finding its way into the market and performing well. And then finally, just around the distribution piece and making sure that we've got a great consumer experience there, that we have -- part of that consumer experience is obviously finding what you're looking for in the right size and the right color. So a lot of that has to do with product flow and a little bit narrower presentation in each of the different retail spaces. And I think where we started to transform some of those spaces as we referred to earlier, some of the results are significantly better than what we're seeing across the rest of the fleet. So we're still very optimistic on the long term. Feel like we have a good handle on where we're at and what we need to do, and we're just going to get after it.

<Q – Robert Drbul>: Western Europe, yes.

<A – Charlie Denson>: Yes. I think -- and there, again, it's a little bit of a tale of the north and the south. The challenges are in the south with Iberia and Italy. But we are -- we have a great performance story in Running, and we're even starting to see some interest in Basketball in Western Europe. But it's really being driven by the Running business. And then we had a very nice response to some of the new introductions of our Sportswear, Footwear business as well. Those are the 2 things that are driving most of the Western European success right now.

<A – Don Blair>: Yes. I'm just going to jump in and add. Germany is performing quite well for us, Footwear and just overall. The business there, the strength of the brand, the flow of the product, the reaction from the consumers has really been real strong. So the U.K. and Germany are really leading the charge in Western Europe. And just a comment on Footwear, in general. I think we're doing a -- we always set a high bar, but we're doing a better job, I think, at leveraging our innovation across multiple categories. Charlie mentioned the new Max technology, which has been incredible, the sell through on that product. And we're able to leverage that across multiple categories as we move forward. The Lunar, the Flyknit, the Free, some of the other platforms that we have been investing in, we're starting to see those really resonate across multiple categories. And then the balance between both performance and Sportswear and Footwear is actually quite impressive, what we call complete offense. And I think you see that complete offense really taking shape at Footwear between performance and Sportswear.

Operator: Robbert Ohmes, Bank of America Merrill Lynch

<Q – Robert Ohmes >: Two quick questions. The first is just, could you give us a little more color on the futures orders, maybe the balance of the futures and the window for the global number? Was it constant for the window ahead or weighted towards the front half? And then the revenue guidance for fiscal '14 implies pretty healthy futures orders continue, the comparisons are a little easier than what we just saw. And am I thinking about that the right way? And the second question is, Don, can you give us some more -- a little color on the gross margin thoughts around that fiscal '14 guidance you gave us?

<A – Don Blair>: Okay. Well, with respect to the futures we announced today, they are more backloaded. And you would expect that because we are overlapping the pretty heavy sales numbers -- big sales numbers we had in last year's fourth quarter behind the European Championships and the Olympics and the NFL launch. So the futures are backloaded in the window. As far as FY '14 is concerned, Robbie, as you know, we're going to give you most of the color commentary on that in June. So I don't want to get in too deep with that. But what I would say is we feel very good about the overall momentum we've got. I mean Charlie and Mark talked a lot about innovation and the way the consumers are responding, and we've also seen a pretty broad-based success with the category offense. So that's really a reflection of where we see the momentum of the business.

Operator: Kate McShane, Citigroup Inc.

<Q – Kate McShane >: Don, you mentioned -- you'd mentioned overall inventories for the company were healthy, but I was wondering if you could give us a little bit more detail around inventory levels in Europe. And is that still weighing on gross margins at all?

<A – Don Blair>: We have some pockets in Europe with some promotional, we call it promo product, that's a product that we would do for athletes. There's a little bit more specialized apparel products we may have some pockets. But generally, we feel -- if you look at this on a global basis, we're in good shape. We are always going to have some areas of excess around the company. But one of the great things about the factory store network that we've built over time is that we've got the ability to liquidate a lot of these products at a profit. So we feel, overall, in pretty good shape. As I noted in my prepared remarks, the one place that we are really laser focused right now is on China. And as Charlie said, we're confident that we're going to work our way through that.

<Q – Kate McShane >: Okay, that's great. And my second question is on the Women's category. Wondering if you could talk at all about how women's footwear and apparel performed during the quarter and what your expectations are for this category, as retailers start to concentrate a little bit more on this initiative.

<A – Charlie Denson>: Kate, this is Charlie. I don't have the Footwear numbers right in front of me, but I think I can very easily and confidently tell you that the Running category is leading the way. Our Women's Running business is incredibly strong, and we feel very, very good about it. And then I will echo that in some of our new apparel offerings. I think some of the new presentations that you've seen in Women's Training in some of the stores certainly has resonated with the consumer, performing very well, and we're starting to scale that on a much faster pace. And so I think I would say the U.S. market is leading the charge here, and we feel very confident that we have some -- as I said earlier, we have some real running room here and some potential opportunity. I think, as well, you can look to Western Europe and expect some good things coming out of there as well. So hopefully, that answers your question.

Operator: Christopher Svezia, Susquehanna Financial Group, LLP

<Q – Christopher Svezia >: I guess -- just on -- just going back to China for a second, the positive currency-neutral futures versus your thought process about the revenue decline, just maybe talk a little bit about, why the difference? Just specifically, what's going on? And are we going to continue to see futures increase? Is this just a short-term situation this quarter? Just maybe explain a little more in depth in terms of what's going on, and the puts and takes there between revenues and futures?

<A – Don Blair>: Sure. The equation is extremely complex. There's a lot of different variables. But let me see if I can just simplify it a little bit here. We take orders for futures well in advance of when they go into the marketplace. But what we are always doing, as Charlie talked about, is managing to a pull market. So we are really always very focused on making sure that the product is moving through the supply chain smoothly and that we don't let too much product back up. And when we do start to see that situation, we're going to restrict the supply that goes into the marketplace. So the difference between what we expect to see going forward on revenues versus futures is that we're going to be putting less product in the marketplace than what was in the original futures order to make sure we manage the supply. If you're looking at what actually affected our Q3 results, we had those factors plus we were doing a little more discounting, as well as making provision for bringing some product out of the market. So those reserves that we would take for either discounts or returns to stock would actually affect the revenue number. The ultimate goal of all of this is to accelerate the productivity of the retail stores in the marketplace, to accelerate the sell-through and make sure the brand stays fresh.

<A – Charlie Denson>: And I would just add, just one other point in the sense that the mainland China futures number was flat. We got a much more mature business in both Hong Kong and Taiwan, and they're not unsubstantial. Those businesses are performing extremely well, and so that's also affecting this number a little bit.

<Q – Christopher Svezia >: Okay. I see, okay. And my second question, I guess, for Charlie, for you, I guess, when you think about the Basketball business, which has seen great momentum and everyone continues to talk about increasing over the buy [ph] towards Basketball, how are you managing allocation, the integrity of the Jordan Brand, that scarcity, whether it's Air Force 1, whatever the case might be, in that business to continue to drive it? Just maybe talk a little bit about that as more and more retailers talk about trying to get more and more basketball products into the marketplace.

<A – Charlie Denson>: Yes, it's one of the better problems I like to talk about, I guess, is the demand that we have and the building demand. The allocation process is something that we've used for a long time, and we feel confident and comfortable on our ability to manage it. I think some of the challenges become logistically how much product gets to where, when. And that's been a challenge at times over the last couple of years. But we would -- as demand grows, we will continue to increase production against that demand. We certainly want to keep some of the very high end products at a -- on a very short leash, so to speak, with regards to availability. But it's a tool that we use. We use it well. It's something we'll continue to use, but we will increase -- we'll increase volumes as demand increases and continue to grow the business.

<A – Mark Parker >: Yes. I just want to jump in and add the -- remind you of the power of diversity that we have in basketball between the innovation that we talk about, between the number of athletes we have to work with. As Charlie mentioned, the franchises we can work with in both Jordan, which are obvious, the Air Force 1 and NIKE Basketball, the Dunk and others, Blazer, other great franchises; and then, of course, as Charlie mentioned, the 1-2 punch between NIKE and Jordan Brands. So we have -- it's a great, great example of a full offense within a key category.

Operator: Michael Binetti, UBS Investment Bank

<Q – Michael Binetti >: I apologize if you already talked about this. But in the futures window, could you comment on units versus ASP or mix for us please?

<A – Don Blair>: Yes. In the prepared remarks, the units are up 4, the ASP is up 3.

<Q – Michael Binetti >: Okay. And can you help us think about how, over the next few quarters, how we should think about China profitability? Are the margins there -- obviously, that was -- that compressed quite a bit in this quarter. I just want to -- maybe help us think a little bit more over the medium term about how you guys are thinking about that right now.

<A – Don Blair>: Well, in the near term, as you manage through an inventory situation, you're going to see some pressure on the margins. The benefit of moving towards a higher productivity model at retail is -- that's a more profitable model for everybody. So the management of that marketplace, as we said, we are really focused on putting that in a sustainable, profitable growth position. And Charlie spoke to this, but the underpinnings of this are: strong brand, driving a highly productive retail environment. And we've done those things. We have a premium brand in China. We are bringing innovation to the market, and we believe we can make the distribution system much more productive. And that will let us keep our margins at a pretty robust level.

<Q – Michael Binetti >: Okay. So even though we look at the margin, compare gets a lot easier in the fourth quarter. Maybe the message is, don't get carried away yet.

<A – Don Blair>: Well, I -- as we said, we think it's going to take us a few quarters to work our way through this. I like Charlie's phrasing on this. We're very aggressive. We're going to move as quick as we can, but we're going to be patient where we need to be to get it right.

<Q – Michael Binetti >: Okay. And if I could just ask one more on the -- the inventories had about a 3-point impact from FX but the futures only about 1 point. Is that -- can we imply that product costs are negative at this point for you?

<A – Don Blair>: Well, let me frame it a little differently because there's a lot of changes in product mix. But if you look at the actual product cost themselves, we are seeing labor cost inflation, and we are seeing a bit of a tailwind now because raw material costs are easing. Those things are largely balancing out, and we're also seeing ongoing increases in price. So that's why the margins are starting to head up. And if you look at all of our geography businesses and all of our non-NIKE-branded businesses, the only business where we have margins down was China. All the rest were up. So we're starting to see some positive movement there. There's currency. There's many other factors. But that's the bottom line what's really driving it. We're starting now to see that the pricing and the material easing is offsetting the labor cost.

Operator: Matthew Boss, JP Morgan

<Q – Matthew Boss>: So as we think about the expense side of the ledger into next year, at the level of revenue that you guided to, would there be any investment constraints to note to prevent potential leverage next year?

<A – Don Blair>: Would there be -- I'm sorry, would there be any investment constraints to note that would prevent leverage?

<Q – Matthew Boss>: If you -- so basically -- if you hit your revenue guidance embedded within returning or approaching the long-term model, are there any investments to think about on the SG&A side to prevent leverage?

<A – Don Blair>: Yes. I think, at this point, we gave you the top and the bottom line. And obviously, that would imply some leverage at the EPS level. At this stage, I'd rather not go too deep on that. But what I would say is broadly speaking, we continue to work towards expanding our margins. And we believe that we're going to be investing in the kinds of innovation and growth drivers that you've seen us deliver in the third quarter and, in fact, for the last few years. So I don't want to actually get too deep into the P&L model until we get to June.

<Q – Matthew Boss>: Okay, great. And then second, I mean, can you provide any performance versus expectations with the recent FlyKnit expanded launch? And also, the trajectory of this platform over the next couple of years, any examples? How should we think about it? How big could this really be?

<A – Charlie Denson>: I'll tell you. The demands from a consumer standpoint is huge. It's been steady since we introduced FlyKnit this past year. We're basically catching up to demand. We're working hard to build that capacity. But as I mentioned, we're leveraging FlyKnit, not only through Running, but across the other categories. It remains one of the more exciting pieces of innovation, I think, for NIKE in terms of performance, in terms of the esthetic, in terms of the sustainability story. But I think that over time as we scale this in terms of the profitability that this represents, it's really changing the game of one of the more expensive pieces of the manufacturing process. And as we scale this, and I've obviously had glimpses of what's going on within the R&D pipeline and incredibly compelling product. Let me just leave it at that. Very, very exciting, and there's no question in my mind that this will -- this technology will allow us to do things we've never ever been able to do before. And I think they will continue to resonate at a very high level with consumers.

Operator: Jim Duffy, Stifel Nicolaus & Co., Inc.

<Q – Jim Duffy>: So I'm trying to understand the inventory management and strategies in China. Orders up, is it simply that partners want the product, but you aren't shipping it to them to save them from themselves and develop an element of scarcity?

<A – Mark Parker >: No. I think, Jim, that's a little oversimplified. Basically, you take an order 6 months in advance, you estimate what the market demand is going to look like and where the sell-through is going to go, and you monitor along the way. That's one of the reasons we measure the sell-through information with our retailers, and we put the product in the marketplace based upon the level of demand that we have and the productivity of the retail store. So this is a constant process of moving all the levers that you have to make sure that you keep the supply and demand in balance. So this is something we do working with our retailers and making sure we have the right amount of product in the marketplace.

<Q – Jim Duffy>: Got you. I was afraid it wasn't that simple. The back half of the futures window in China, Don, would be reflective of the fall-winter period, where compares seem to ease, are the orders for the back half of the China futures windows indeed stronger as well than the front half?

<A – Don Blair>: I -- the only thing I can say about China, going back to the prepared remarks, there was a timing effect in this particular report because only the first month of futures is included in this window, and it actually happened to be a pretty strong month, higher than the overall season will be. So that's one of the reasons, among others, that we told you that those futures numbers are not necessarily what we would expect on revenue. So I don't want to get into trying to reconcile individual geography futures. It just gets too much granularity and detail. But the bottom line is our guidance is we don't think the revenue is going to be reflective of that level of futures growth. We think it's going to be lower.

Operator: Christian Buss, Credit Suisse

<Q – Christian Buss>: I was wondering if I could ask a little bit about the European business. You've been restructuring that business. It looks like you're in the early stages of a margin recovery there. Can you talk to us about your expectations for improvement there? Where do you think you can get to? Can you get back to the historical margin profile of that business? And what would get you there, if so?

<A – Charlie Denson>: Yes, I think -- well, I'm going to talk about the business. I'll let Don talk about the margin piece, specifically. But I think the overall business, as we referred to a couple different times, we feel good about things going on in the north. Mark called out the performances in Germany. The U.K. market is coming out of the Olympics healthier than we've seen in a while. And so we're very -- the Nordics and areas like that. The severity of the economic situation in Iberia and Italy, which are substantial markets for us, is significant. We're definitely feeling some of that. But overall, as you look at that marketplace and you look at the world of sport and the world of football, which we feel great about going into this year's -- next year's World Cup, we feel from a brand position and a business position, we're in really good shape. It will -- some of the recovery is going to be bumpy. I think we talked about that in some of the prepared remarks based on some of the economic conditions that we're facing. But the consumer proposition, and I guess that's the part I want to make probably the biggest emphasis on, is the brand is in very good shape. We feel very good about the opportunity in both the near and midterm and certainly the long-term. And I'm optimistically and yet still, with some regard to the macros, bullish on Western Europe.

<A – Don Blair>: Yes. And I think from a margin -- profit margin standpoint, I do believe we can improve profit margins over time, and that's indeed what we aspire to do around the world. One thing to bear in mind with Western Europe is if you go back 2 or 3 years, which is where I think you're referencing, you have to recall the euro at $1.45 and today, we're seeing a euro at $1.25. So I think there is an impact on the margin from the value of the euro. But for an evolution of where we see the margins going, yes, we think that, as that geography grows, we can continue to improve profitability.

<A – Kelley Hall>: Thank you. Alright. Well thank you, everyone. That ends our call for Q3, and now we look forward to chatting with you again in Q4.